Exhibit 99.1

TG Therapeutics Reports Third Quarter 2025 Financial Results and Raises BRIUMVI Revenue Guidance

Third quarter 2025 total revenue of $161.7 million, including BRIUMVI U.S. net revenue of $152.9 million

Raises full year 2025 global revenue target to $600 million, and raises full year BRIUMVI U.S. net revenue target to approximately $585 million

Conference call to be held today, Monday, November 3, 2025, at 8:30 AM ET

New York, NY, (November 3, 2025) – TG Therapeutics, Inc. (NASDAQ: TGTX) (the Company or TG Therapeutics) today announced its financial results for the third quarter of 2025, along with recent company developments, and provided an update on 2025 revenue guidance.

Michael S. Weiss, the Company's Chairman and Chief Executive Officer, stated, “We are pleased to see that the third quarter marked another strong period of performance across our strategic priorities, driving continued BRIUMVI growth, advancing our pipeline with two Phase 3 programs, one evaluating subcutaneous ublituximab and the other evaluating asimplified BRIUMVI IV dosing schedule while maintaining a disciplined capital allocation approach. We also successfully completed our initial $100 million share repurchase program and authorized an additional $100 million program, underscoring our confidence in the long-term potential of our business.”

Mr. Weiss continued, “Building on this momentum, we are again raising our full-year U.S. BRIUMVI revenue guidance to approximately $585 million, reflecting the continued strong market demand. As we move through the fourth quarter, we remain focused on expanding patient awareness, advancing enrollment into our ongoing clinical trials, and driving growth and long-term value for our shareholders.”

Recent Highlights & Developments

BRIUMVI® (ublituximab-xiiy) Commercialization

●	BRIUMVI U.S. net product revenue of $152.9 million for the third quarter of 2025, representing 84% growth over the same period in 2024 and 10% growth over Q2 2025
●

Expansion of commercialization outside of the U.S. with our partner, Neuraxpharm, with BRIUMVI now approved in the European Union, United Kingdom, Switzerland, Australia, Kuwait and the United Arab Emirates

BRIUMVI Data Presentations

●	Presented three data presentations at the 2025 European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) annual meeting including:
o	New data from the open label extension (OLE) of the ULTIMATE I & II trials which demonstrated that 89.9% of patients with RMS were free from 24 week confirmed disability progression after 6 years of continuous BRIUMVI treatment and an overall safety profile which remained consistent with no new safety signals emerging with prolonged treatment.
o	An update from the ENHANCE trial demonstrating that consolidating the Day 1 (150 mg) and Day 15 (450 mg) infusions into a single 600 mg dose was well tolerated. This regimen is currently being evaluated in a double-blinded, randomized, label-enabling trial design compared to standard dosing.
o	An update from ENABLE, the first real world observational study showcasing real world clinical experience of people with RMS initiating BRIUMVI, which demonstrated consistent clinical outcomes to that observed in pivotal clinical studies of BRIUMVI.

Pipeline Development Goals Achieved

●	Commenced patient enrollment into the Phase 3 pivotal program for subcutaneous ublituximab
●	Completed patient enrollment into the randomized Phase 3 pivotal program to evaluate a consolidated Day 1 and Day 15 dosing regimen for IV BRIUMVI in the ongoing ENHANCE trial
●	Continued enrollment for patients with progressive multiple sclerosis into the ongoing Phase 1 clinical trial evaluating azer-cel for the treatment of autoimmune diseases

Share Repurchase Update

●	Completed our previously announced $100 million share repurchase program, purchasing a total of approximately 3.5 million shares of TGTX common stock at an average price of $28.55 per share
●	Announced the authorization of a new share repurchase program by the Company's board of directors to acquire up to an additional $100 million of TGTX common stock

2025 Financial Guidance

●	Raises BRIUMVI U.S. net product revenue target to approximately $585 million for the full year 2025 (prior guidance of $570 - $575 million for full year 2025)
●	Raises total global revenue target to approximately $600 million for the full year 2025 (prior guidance of $585 million for full year 2025)

Financial Results for Third Quarter 2025

●

Product Revenue, net: Product revenue, net was $159.3 million and $417.8 million for the three and nine months ended September 30, 2025, respectively, compared to $83.3 million and $206.4 million for the three and nine months ended September 30, 2024, respectively. Product revenue, net consists primarily of net product sales of BRIUMVI in the United States, which totaled $152.9 million and $411.4 million during the three and nine months ended September 30, 2025, respectively. Also included in product revenue, net for the three and nine months ended September 30, 2025 are sales of BRIUMVI to our ex-U.S. licensing partner, Neuraxpharm, of $6.4 million.

●

License, milestone, royalty and other revenue: License, milestone, royalty and other revenue was approximately $2.4 million and $5.9 million for the three and nine months ended September 30, 2025, respectively, compared to approximately $0.6 million and $14.4 million for the three and nine months ended September 30, 2024. License, milestone, royalty and other revenue for the nine months ended September 30, 2024 is predominantly comprised of a $12.5 million milestone payment under the Neuraxpharm Commercialization Agreement for the first key market commercial launch of BRIUMVI in the European Union (EU) which occurred in the first quarter of 2024.

●

R&D Expenses: Total research and development (R&D) expense was approximately $40.9 million and $119.0 million for the three and nine months ended September 30, 2025, respectively, compared to $20.1 million and $70.4 million for the three and nine months ended September 30, 2024, respectively. The increase in R&D expense during the three and nine months ended September 30, 2025 was primarily attributable to the increase in manufacturing and development costs, including costs incurred in connection with our subcutaneous ublituximab development work during the period, as well as increased clinical trial expenses related to our clinical pipeline, and increased personnel costs.

●

SG&A Expenses: Total selling, general and administrative (SG&A) expense was approximately $63.4 million and $169.3 million for the three and nine months ended September 30, 2025, respectively, compared to $42.0 million and $115.3 million for the three and nine months ended September 30, 2024, respectively. The increase in selling, general and administrative costs during the three and nine months ended September 30, 2025 was primarily due to an increase in marketing, personnel and external costs associated with the commercialization of BRIUMVI.

●

Net Income: Net income was $390.9 million and $424.1 million for the three and nine months ended September 30, 2025, respectively, compared to net income of $3.9 million and $0.1 million for the three and nine months ended September 30, 2024, respectively. Our third quarter results include a non-recurring income tax benefit of approximately $365.0 million, driven by the release of our deferred tax asset valuation allowance.

●

Cash Position and Financial Guidance: Cash, cash equivalents and investment securities were $178.3 million as of September 30, 2025. We anticipate that our cash, cash equivalents and investment securities as of September 30, 2025, combined with the projected revenues from BRIUMVI, will be sufficient to fund our business based on our current operating plan.

CONFERENCE CALL INFORMATION
The Company will host a conference call today, November 3, 2025, at 8:30 AM ET, to discuss the Company’s financial results from third quarter 2025.

To participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics. A live audio webcast will be available on the Events page, located within the Investors & Media section, of the Company's website at http://ir.tgtherapeutics.com/events. An audio recording of the conference call will also be available for a period of 30 days after the call.

ABOUT BRIUMVI® (ublituximab-xiiy) 150 mg/6 mL Injection for IV
BRIUMVI is a novel monoclonal antibody that targets a unique epitope on CD20-expressing B-cells. Targeting CD20 using monoclonal antibodies has proven to be an important therapeutic approach for the management of autoimmune disorders, such as RMS. BRIUMVI is uniquely designed to lack certain sugar molecules normally expressed on the antibody. Removal of these sugar molecules, a process called glycoengineering, allows for efficient B-cell depletion at low doses.

BRIUMVI is indicated in the U.S. for the treatment of adults with RMS, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease and in several countries outside of the U.S. for the treatment of adult patients with RMS with active disease defined by clinical or imaging features.

A list of authorized specialty distributors can be found at www.briumvi.com.

IMPORTANT SAFETY INFORMATION

Contraindications: BRIUMVI is contraindicated in patients with:

●	Active Hepatitis B Virus infection
●	A history of life-threatening infusion reaction to BRIUMVI

WARNINGS AND PRECAUTIONS

Infusion Reactions: BRIUMVI can cause infusion reactions, which can include pyrexia, chills, headache, influenza-like illness, tachycardia, nausea, throat irritation, erythema, and an anaphylactic reaction. In MS clinical trials, the incidence of infusion reactions in BRIUMVI-treated patients who received infusion reaction-limiting premedication prior to each infusion was 48%, with the highest incidence within 24 hours of the first infusion. 0.6% of BRIUMVI-treated patients experienced infusion reactions that were serious, some requiring hospitalization.

Observe treated patients for infusion reactions during the infusion and for at least one hour after the completion of the first two infusions unless infusion reaction and/or hypersensitivity has been observed in association with the current or any prior infusion. Inform patients that infusion reactions can occur up to 24 hours after the infusion. Administer the recommended pre-medication to reduce the frequency and severity of infusion reactions. If life-threatening, stop the infusion immediately, permanently discontinue BRIUMVI, and administer appropriate supportive treatment. Less severe infusion reactions may involve temporarily stopping the infusion, reducing the infusion rate, and/or administering symptomatic treatment.

Infections: Serious, life-threatening or fatal, bacterial and viral infections have been reported in BRIUMVI-treated patients. In MS clinical trials, the overall rate of infections in BRIUMVI-treated patients was 56% compared to 54% in teriflunomide-treated patients. The rate of serious infections was 5% compared to 3% respectively. There were 3 infection-related deaths in BRIUMVI-treated patients. The most common infections in BRIUMVI-treated patients included upper respiratory tract infection (45%) and urinary tract infection (10%). Delay BRIUMVI administration in patients with an active infection until the infection is resolved.

Consider the potential for increased immunosuppressive effects when initiating BRIUMVI after immunosuppressive therapy or initiating an immunosuppressive therapy after BRIUMVI.

Hepatitis B Virus (HBV) Reactivation: HBV reactivation occurred in an MS patient treated with BRIUMVI in clinical trials. Fulminant hepatitis, hepatic failure, and death caused by HBV reactivation have occurred in patients treated with anti-CD20 antibodies. Perform HBV screening in all patients before initiation of treatment with BRIUMVI. Do not start treatment with BRIUMVI in patients with active HBV confirmed by positive results for HB surface antigen (HBsAg) and anti-HB tests. For patients who are negative for HBsAg and positive for HB core antibody [HBcAb+] or are carriers of HBV [HBsAg+], consult a liver disease expert before starting and during treatment.

Progressive Multifocal Leukoencephalopathy (PML): Although no cases of PML have occurred in BRIUMVI-treated MS patients, JC virus infection resulting in PML has been observed in patients treated with other anti-CD20 antibodies and other MS therapies.

If PML is suspected, withhold BRIUMVI and perform an appropriate diagnostic evaluation. Typical symptoms associated with PML are diverse, progress over days to weeks, and include progressive weakness on one side of the body or clumsiness of limbs, disturbance of vision, and changes in thinking, memory, and orientation leading to confusion and personality changes.

MRI findings may be apparent before clinical signs or symptoms; monitoring for signs consistent with PML may be useful. Further investigate suspicious findings to allow for an early diagnosis of PML, if present. Following discontinuation of another MS medication associated with PML, lower PML-related mortality and morbidity have been reported in patients who were initially asymptomatic at diagnosis compared to patients who had characteristic clinical signs and symptoms at diagnosis.

If PML is confirmed, treatment with BRIUMVI should be discontinued.

Vaccinations: Administer all immunizations according to immunization guidelines: for live or live-attenuated vaccines, at least 4 weeks and, whenever possible, at least 2 weeks prior to initiation of BRIUMVI for non-live vaccines. BRIUMVI may interfere with the effectiveness of non-live vaccines. The safety of immunization with live or live-attenuated vaccines during or following administration of BRIUMVI has not been studied. Vaccination with live virus vaccines is not recommended during treatment and until B-cell repletion.

Vaccination of Infants Born to Mothers Treated with BRIUMVI During Pregnancy: In infants of mothers exposed to BRIUMVI during pregnancy, assess B-cell counts prior to administration of live or live-attenuated vaccines as measured by CD19+ B-cells. Depletion of B-cells in these infants may increase the risks from live or live-attenuated vaccines. Inactivated or non-live vaccines may be administered prior to B-cell recovery. Assessment of vaccine immune responses, including consultation with a qualified specialist, should be considered to determine whether a protective immune response was mounted.

Fetal Risk: Based on data from animal studies, BRIUMVI may cause fetal harm when administered to a pregnant woman. Transient peripheral B-cell depletion and lymphocytopenia have been reported in infants born to mothers exposed to other anti-CD20 B-cell depleting antibodies during pregnancy. Advise females of reproductive potential to use effective contraception during BRIUMVI treatment and for 6 months after the last dose.

Reduction in Immunoglobulins: As expected with any B-cell depleting therapy, decreased immunoglobulin levels were observed. Decrease in immunoglobulin M (IgM) was reported in 0.6% of BRIUMVI-treated patients compared to none of the patients treated with teriflunomide in RMS clinical trials. Monitor the levels of quantitative serum immunoglobulins during treatment, especially in patients with opportunistic or recurrent infections, and after discontinuation of therapy, until B-cell repletion. Consider discontinuing BRIUMVI therapy if a patient with low immunoglobulins develops a serious opportunistic infection or recurrent infections, or if prolonged hypogammaglobulinemia requires treatment with intravenous immunoglobulins.

Liver Injury: Clinically significant liver injury, without findings of viral hepatitis, has been reported in the postmarketing setting in patients treated with anti-CD20 B-cell depleting therapies approved for the treatment of MS, including BRIUMVI. Signs of liver injury, including markedly elevated serum hepatic enzymes with elevated total bilirubin, have occurred from weeks to months after administration.

Patients treated with BRIUMVI found to have an alanine aminotransaminase (ALT) or aspartate aminotransferase (AST) greater than 3x the upper limit of normal (ULN) with serum total bilirubin greater than 2x ULN are potentially at risk for severe drug-induced liver injury.

Obtain liver function tests prior to initiating treatment with BRIUMVI, and monitor for signs and symptoms of any hepatic injury during treatment. Measure serum aminotransferases, alkaline phosphatase, and bilirubin levels promptly in patients who report symptoms that may indicate liver injury, including new or worsening fatigue, anorexia, nausea, vomiting, right upper abdominal discomfort, dark urine, or jaundice. If liver injury is present and an alternative etiology is not identified, discontinue BRIUMVI.

Most Common Adverse Reactions: The most common adverse reactions in RMS trials (incidence of at least 10%) were infusion reactions and upper respiratory tract infections.

Physicians, pharmacists, or other healthcare professionals with questions about BRIUMVI should visit www.briumvi.com.

ABOUT BRIUMVI PATIENT SUPPORT in the U.S.
BRIUMVI Patient Support is a flexible program designed by TG Therapeutics to support U.S. patients through their treatment journey in a way that works best for them. More information about the BRIUMVI Patient Support program can be accessed at www.briumvipatientsupport.com.

ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1

ABOUT TG THERAPEUTICS

TG Therapeutics is a fully integrated, commercial stage, biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell diseases. In addition to a research pipeline including several investigational medicines, TG Therapeutics has received approval from the U.S. Food and Drug Administration (FDA) for BRIUMVI® (ublituximab-xiiy) for the treatment of adult patients with relapsing forms of multiple sclerosis, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, as well as approval from several regulatory agencies outside of the U.S. for BRIUMVI to treat adult patients with RMS who have active disease defined by clinical or imaging features. For more information, visit www.tgtherapeutics.com, and follow us on X (formerly Twitter) @TGTherapeutics and on LinkedIn.

BRIUMVI® is a registered trademark of TG Therapeutics, Inc.

Cautionary Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy, and objectives for future operations may constitute forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. In addition to the risk factors identified from time to time in our reports filed with the U.S. Securities and Exchange Commission (SEC), factors that could cause our actual results to differ materially include the below.

Such forward looking statements include but are not limited to statements regarding expectations for the timing and success of the commercialization and availability of BRIUMVI® (ublituximab-xiiy) for RMS in the United States, or any jurisdictions outside of the United States; anticipated healthcare professional (HCP) and patient acceptance and use of BRIUMVI for the approved indications; expectations of future revenue for BRIUMVI, or TG expenses or profit estimates or targets; our ability to execute the proposed share repurchase program; expectations and timing for our clinical trials of subcutaneous ublituximab (the active ingredient in BRIUMVI), and sometimes referred to as subcutaneous BRIUMVI, including feasibility, approvability and commercial acceptance; expectations and timing for our ENHANCE Phase 3 trial combining day 1 and day 15 doses, including, feasibility, approvability and commercial acceptance and impact on BRIUMVI sales; and expectations and timing for any of our pipeline products or programs, including Azer-cel or BRIUMVI in MG.

Additional factors that could cause our actual results to differ materially include the following: the Company’s ability to continue to commercialize BRIUMVI; the risk that trends in prescriptions are not maintained or that prescriptions are not filled; the failure to obtain and maintain payor coverage; the risk that HCP interest in BRIUMVI will not be sustained; the risk that momentum in sales for BRIUMVI will not be sustained during the course of the year; the risk that the commercialization of BRIUMVI does not continue to exceed expectations; the risk that our BRIUMVI revenue targets will not be achieved; the failure to obtain and maintain requisite regulatory approvals, including the risk that the Company fails to satisfy post-approval regulatory requirements, the potential for variations from the Company’s projections and estimates about the potential market for BRIUMVI due to a number of factors, including, further limitations that regulators may impose on the required labeling for BRIUMVI (such as modifications, resulting from safety signals that arise in the post-marketing setting or in the long-term extension study from the ULTIMATE I and II clinical trials); the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain, pharmacovigilance, and sales and marketing); the Company’s reliance on third parties for manufacturing, distribution and supply, and other support functions for our clinical and commercial products, including BRIUMVI, and the ability of the Company and its manufacturers and suppliers to produce and deliver BRIUMVI to meet the market demand for BRIUMVI; the risk that any individual patient’s clinical experience in the post-marketing setting, or the aggregate patient experience in the post-marketing setting, may differ from that demonstrated in controlled clinical trials such as ULTIMATE I and II; the risk that the Company does not achieve its 2025 development pipeline anticipated milestones or goals in the timeframe projected or at all, including (i) commencing and completing a pivotal program for subcutaneous ublituximab, (ii) completing a pivotal program based on data from the ENHANCE trial to consolidate day 1 and day 15 dosing, (iii) enrolling patients into a trial evaluating BRIUMVI in MG, or (iv) enrolling patients into a trial evaluating azer-cel; the risk that the subcutaneous Phase 3 program will not be successful or if successful still will not be approved by the FDA or achieve commercial acceptance; the risk that the ENHANCE Phase 3 trial will not be successful or if successful will not be approved by the FDA or achieve commercial acceptance; the risk that we will not move forward with the development of BRIUMVI in MG and azer-cel following these preliminary studies; the uncertainties generally inherent in research and development; regulatory developments, legislative actions, executive orders, including the imposition of tariffs and policy changes in the U.S. and other jurisdictions; and general political, economic and business conditions. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our other filings with the SEC.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Investor Relations

Email: ir@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 4

Media Relations:

Email: media@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 6

1. MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Data monitor p. 236.

TG Therapeutics, Inc.

Selected Condensed Consolidated Financial Data

Statements of Operations Information (in thousands, except share and per share amounts; unaudited):

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$159,317	$83,297	$417,815	$206,381
License, milestone, royalty and other revenue	2,392	582	5,898	14,438
Total revenue	$161,709	$83,879	$423,713	$220,819

Costs and expenses:
Cost of revenue	28,093	9,341	62,572	23,087
Research and development:
Noncash compensation	5,335	3,028	12,984	8,000
Other research and development	35,543	17,110	106,038	62,417
Total research and development	40,878	20,138	119,022	70,417

Selling, general and administrative:
Noncash compensation	12,351	8,745	36,035	22,593
Other selling, general and administrative	51,022	33,221	133,254	92,742
Total selling, general and administrative	63,373	41,966	169,289	115,335

Total costs and expenses	132,344	71,445	350,883	208,839

Operating income	29,365	12,434	72,830	11,980

Other expense (income):
Interest expense	6,721	10,832	20,194	16,967
Other income	(3,265)	(2,666)	(9,661)	(5,128)
Total other expense, net	3,456	8,166	10,533	11,839

Net income before taxes	$25,909	$4,268	$62,297	$141
Income tax benefit (expense)	364,986	(388)	361,845	(89)
Net income	$390,895	$3,880	$424,142	$52

Net income per common share:
Basic	$2.69	$0.03	$2.90	$0.00
Diluted	$2.43	$0.02	$2.62	$0.00

Weighted-average shares of common stock outstanding
Basic	145,416,901	145,102,479	146,273,554	145,342,337
Diluted	160,997,977	160,714,388	162,102,373	160,366,927

Condensed Balance Sheet Information (in thousands):

	September 30, 2025 (Unaudited)	December 31, 2024*
Cash, cash equivalents and investment securities	178,315	311,001
Total assets	1,025,024	577,690
Total equity	607,218	222,364

* Condensed from audited financial statements